Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BRAEBURN PHARMACEUTICALS, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Braeburn Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.             That the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on September 21, 2012 under the name “AT Pharmaceuticals, Inc.”  The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on June 3, 2015, and a Certificate of Amendment was filed with the Secretary of State of Delaware on August 3, 2016 (the “Amended and Restated Certificate of Incorporation”).

2.             That the Board of Directors of the Corporation duly adopted resolutions proposing to amend the Amended and Restated Certificate of Incorporation, declaring this Certificate of Amendment of the Amended and Restated Certificate of Incorporation (this “Amendment”) to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders thereto.

3.             That this Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law with written notice to be given to those stockholders who did not consent as provided in that section.

4.             That upon the effectiveness of this Amendment, Article FOURTH of the Amended and Restated Certificate of Incorporation is hereby amended by inserting the following into Article FOURTH, immediately before the first sentence therein:

“Effective immediately upon the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), every two and seven tenths (2.7) shares of Common Stock, $0.0001 par value per share (“Common Stock”), then issued and outstanding or held in the treasury of the Corporation immediately prior to the Effective Time shall automatically be combined into one (1) share of

Common Stock, without any further action by the holders of such shares (the “Reverse Stock Split”).  The Reverse Stock Split will be effected on a certificate-by-certificate basis.  No fractional shares shall be issued in connection with the Reverse Stock Split. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Corporation’s Board of Directors. The Reverse Stock Split shall occur automatically without any further action by the holders of the shares of Common Stock and Preferred Stock affected thereby. All rights, preferences and privileges of the Common Stock and the Preferred Stock shall be appropriately adjusted to reflect the Reverse Stock Split in accordance with this Amended and Restated Certificate of Incorporation.”

5.           Section B.4.1.1 of Article Fourth of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as set forth below:

4.1.1       Conversion Ratio.  Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into one-thirteenth and five tenths (1/13.5) of a fully paid and non-assessable share of Common Stock.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Amendment, having been duly adopted in accordance with Section 242 of the General Corporation Law, has been duly executed by its authorized officer this 25th day of January, 2017.

By:	/s/ David McIntyre
Name:	David McIntyre
Title:	Executive Vice President and Chief Financial Officer